Exhibit 5.1
March 3, 2010
Thermo Fisher Scientific Inc.
81 Wyman Street
Waltham, MA 02451
Re: Registration Statement on Form S-4
Ladies and Gentlemen:
This opinion is furnished to you in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance and exchange of up to $350,000,000 aggregate principal amount of 2.150% Senior Notes due 2012 (the “2012 Notes”) and up to $400,000,000 aggregate principal amount of 3.250% Senior Notes due 2014 (the “2014 Notes” and, together with the 2012 Notes, the “Exchange Notes”) of Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”).
The Exchange Notes are to be issued pursuant to an Indenture, dated as of November 20, 2009, between the Company and the Bank of New York Mellon Trust Company N.A., as trustee (the “Trustee”), which is filed as Exhibit 4.1 to the Registration Statement, as supplemented by the First Supplemental Indenture, dated as of November 20, 2009, between the Company and the Trustee, which is filed as Exhibit 4.2 to the Registration Statement (such Indenture, as supplemented by such First Supplemental Indenture, being referred to collectively as the “Indenture”). The 2012 Notes are to be issued in an exchange offer (the “Exchange Offer”) for a like aggregate principal amount of currently outstanding 2.150% Senior Notes due 2012 (the “Old 2012 Notes”) and the 2014 Notes are to be issued in the Exchange Offer for a like aggregate principal amount of currently outstanding 3.250% Senior Notes due 2014 (the “Old 2014 Notes” and, together with the Old 2012 Notes, the “Old Notes”), in each case in accordance with the terms of an Exchange and Registration Rights Agreement, dated as of November 20, 2009, by and among the Company and the Purchasers (as defined therein), which is filed as Exhibit 4.3 to the Registration Statement (the “Registration Rights Agreement”).
We are acting as counsel for the Company in connection with the issuance by the Company of the Exchange Notes. We have examined signed copies of the Registration Statement as filed with the Commission. We have also examined and relied upon the Registration Rights Agreement, the Indenture, the forms of the Exchange Notes included in the Indenture, resolutions adopted by the board of directors of the Company, as provided to us by the Company, the certificate of incorporation and by-laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.
In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of all signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of such original documents and the completeness and accuracy of the corporate records of the Company provided to us.
We assume that the appropriate action will be taken, prior to the offer and exchange of the Exchange Notes in the Exchange Offer, to register and qualify the New Securities for issuance under all applicable state securities or “blue sky” laws.
We express no opinion herein as to the laws of any jurisdiction other than the state laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States of America.

Our opinions below are qualified to the extent that they may be subject to or affected by (x) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws relating to or affecting the rights of creditors generally, (y) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing, and (z) general principles of equity, including the availability of any equitable or specific remedy, or the successful assertion of any equitable defense.
We also express no opinion herein as to any provision of the Exchange Notes or any agreement (a) which may be deemed to or construed to waive any right of the Company, (b) to the effect that rights and remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies, (c) relating to the effect of invalidity or unenforceability of any provision of the Exchange Notes or any agreement on the validity or enforceability of any other provision thereof, (d) requiring the payment of penalties, consequential damages or liquidated damages, (e) which is in violation of public policy, (f) purporting to indemnify any person against his, her or its own negligence or intentional misconduct, (g) providing that the terms of the Exchange Notes may not be waived or modified except in writing or (h) relating to choice of law or consent to jurisdiction.
Based upon and subject to the foregoing, we are of the opinion that the Exchange Notes, when executed by the Company, authenticated by the Trustee in the manner provided by the Indenture and issued and delivered against surrender of the Old Notes in accordance with the terms and conditions of the Registration Rights Agreement, the Indenture and the Exchange Offer, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits provided by the Indenture.
It is understood that this opinion is to be used only in connection with the offer and exchange of the Exchange Notes while the Registration Statement is in effect.
Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Erika L. Robinson

Erika L. Robinson, a Partner